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Exhibit 4.4

NOTICE OF AMENDMENT
TO
ESCROW AGREEMENT

        This Notice of Amendment to Escrow Agreement (this "Amendment") is given by Illinois River Energy, LLC (the "Company") effective the 28th day of March, 2003.

        The Company, U.S. Bancorp Piper Jaffray, Inc. and First Midwest Bank are parties to that certain Escrow Agreement dated September 17, 2002 (the "Escrow Agreement"). Pursuant to Section 12(e) of the Escrow Agreement, the Company may amend the Escrow Agreement by written notice signed by the Company. In accordance therewith, the Company hereby amends the Escrow Agreement as follows:

        A. The language "and all Subscription Agreements and other related documents ("Subscription Documents")" is hereby stricken from Section 1 of the Escrow Agreement.

        B. Section 3 of the Escrow Agreement is hereby amended and restated in its entirety as follows:

        3.    DISBURSEMENT OF FUNDS:

          a.    FAILURE TO RECEIVE MINIMUM SUBSCRIPTION PAYMENTS:    If the Escrow Agent does not receive the Minimum Subscription Notice (as defined below) by the date five (5) business days after May 16, 2003, subject to extension by the Company to no later than August 31, 2003 (either May 16, 2003 or such later date, as applicable, the "Offering Termination Date"), the Escrow Agent shall, as soon as practicable but not later than the tenth (10th) business day after the Offering Termination Date, refund to each Subscriber the amount of such Subscriber's Subscription Payments held in the Escrow Account, together with such Subscriber's pro rata share of any accrued interest or other income in the Escrow Account (based upon the relative amounts and dates of deposit of all Subscription Payments then held in the Escrow Account). All refunds by the Escrow Agent to Subscribers pursuant to this Section 3 shall be made by the Escrow Agent's usual escrow checks and shall be mailed by first class United States Postal Services mail, postage pre-paid, to the address given by each such Subscriber in the applicable Subscription Agreement.

          b.    DISBURSEMENT OF 10% OF ESCROW FUNDS:    Upon receipt by the Escrow Agent of (i) written confirmation from the Company that the Company has received, on or before the Offering Termination Date, Subscription Payments in an aggregate amount of not less than $25,000,000 for which the Company has accepted the accompanying subscriptions (the "Minimum Subscription Notice"), and (ii) written instruction from the Company substantially in the form attached hereto as Exhibit A to disburse 10% of the Subscription Payments together with any interest or other income accrued thereon, the Escrow Agent shall promptly disburse to the Company, by certified or bank check or wire transfer, (w) 10% of the Subscription Payments held in the Escrow Account plus (x) 10% of any interest or other income accrued on such Subscription Payments as of the date of such disbursement (the "Initial Disbursement"). If the Escrow Agent receives additional Subscription Payments after the Initial Disbursement but prior to the 90% Disbursement (as defined below), the Escrow Agent shall deposit the Subscription Payments into the Escrow Account, and upon receiving written instruction from the Company substantially in the form attached hereto as Exhibit A, shall disburse to the Company (y) 10% of such additional Subscription Payments plus (z) 10% of any interest or other income accrued on such Subscription Payments as of the date of such disbursement. The Escrow Agent shall retain the remaining 90% of all Subscription Payments in the Escrow Account to be disbursed as set forth in Section 3(c) below.

          c.    DISBURSEMENT OF REMAINING 90% OF SUBSCRIPTION PAYMENTS:    Upon receipt by the Escrow Agent of (i) the Minimum Subscription Notice, (ii) written confirmation from the Company that the Company has received an executed commitment letter from a lender for the amount of debt financing that the Company determines necessary ("Commitment Letter Notice") and (iii) written instruction from the Company substantially in the form attached hereto as Exhibit A to disburse the remaining 90% of the Subscription Payments together with any interest or other income accrued thereon, the Escrow Agent shall promptly disburse to the Company, by certified or bank check or wire transfer, all Subscription Payments remaining in the Escrow Account together with all remaining interest or other income in the Escrow Account (the "90% Disbursement"). If the Escrow Agent receives additional Subscription Payments after the 90% Disbursement, the Escrow Agent shall deposit the Subscription Payments into the Escrow Account and upon receiving written instruction from the Company substantially in the Form attached hereto as Exhibit A, shall disburse to the Company such additional Subscription Payments together with any interest or other income accrued thereon. If the Escrow Agent does not receive both the Minimum Subscription Notice and the Commitment Letter Notice from the Company by the date five (5) business days after the Offering Termination Date, the Escrow Agent shall, as soon as practicable but not later than the tenth (10th) business day after the Offering Termination Date, refund to each Subscriber the amount of such Subscriber's Subscription Payments remaining in the Escrow Account, together with such Subscriber's pro rata share of any accrued interest or other income in the Escrow Account (based upon the relative amounts and dates of deposit of all Subscription Payments then held in the Escrow Account).

          d.    REJECTION OF SUBSCRIPTION OR TERMINATION OF OFFERING:    No later than ten (10) days after receipt by the Escrow Agent of written notice (i) from the Company that the Company intends to reject a Subscriber's subscription or (ii) from the Company that it is terminating the Offering prior to the Offering Termination Date, the Escrow Agent shall refund to the applicable Subscriber or each Subscriber, respectively, the amount of the Subscription Payments held in the Escrow Account for such Subscriber, together with such Subscriber's pro rata share of any accrued interest or other income in the Escrow Account (based upon the relative amounts and dates of deposit of all Subscription Payments then held in the Escrow Account).

        C.    The amendments to Section 3 of the Escrow Agreement set forth above shall apply equally to all Subscription Payments (as defined in the Escrow Agreement) received by the Escrow Agent (as defined in the Escrow Agreement) pursuant to the Escrow Agreement as amended hereby, and all interest or other income earned thereon, regardless of whether such Subscription Proceeds may have been received by the Escrow Agent or such interest or other income may have been earned prior to the date of this Amendment.

        D.    Except to the extent specifically amended as set forth above, all terms and conditions of the Escrow Agreement shall remain in full force and effect. The Escrow Agreement as amended hereby constitutes the entire agreement of the parties with respect to the subject matter thereof.

        IN WITNESS WHEREOF, this Amendment is executed by the undersigned as of the date first set forth above.

Illinois River Energy, LLC
By:	/s/ FLOYD SCHULTZ
	Name:	Floyd Schultz
	Title:	President

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  Exhibit 4.4
NOTICE OF AMENDMENT TO ESCROW AGREEMENT